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                               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2004
                                                                                                 REGISTRATION NO. 333-114261
====================================================================================================================================

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                         AMENDMENT NO. 2 TO
                                                              FORM F-10
                                                       REGISTRATION STATEMENT
                                                              UNDER THE
                                                       SECURITIES ACT OF 1933


                                                    NORTH AMERICAN PALLADIUM LTD.
                                       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CANADA                                          1099                                    NOT APPLICABLE
      (PROVINCE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                       (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                      IDENTIFICATION NO.)
                                                  130 ADELAIDE STREET WEST, SUITE 2116
                                                    TORONTO, ONTARIO, CANADA M5H 3P5
                                                            (416) 360-7590
                              (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                                         CT CORPORATION SYSTEM
                                                      111 8TH AVENUE, 13TH FLOOR
                                                       NEW YORK, NEW YORK 10011
                                                            (212) 894-8940
                            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE IN THE UNITED STATES)


                                                               COPIES TO:
            CHRISTOPHER W. MORGAN, ESQ.                                                       LESLIE GORD, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                           GOWLING LAFLEUR HENDERSON LLP
                  222 BAY STREET                                                          4900 COMMERCE COURT WEST
             SUITE 1750, P.O. BOX 258                                                     TORONTO, ONTARIO M5L 1J3
             TORONTO, ONTARIO M5K 1J5                                                          (416) 862-7525
                  (416) 777-4700

                         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC:
                             From time to time after the effective date of this Registration Statement.

                                                     PROVINCE OF ONTARIO, CANADA
                                          (PRINCIPAL JURISDICTION REGULATING THIS OFFERING)

It is proposed that this filing shall become effective (check appropriate box):

   A. /X/  Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

   B. / /  At some future date (check the appropriate box below):

           1.  / /   pursuant to Rule 467(b) on (    ) at (    ) (designate a time not sooner than 7 calendar days after filing).
           2.  / /   pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing)
                     because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of
                     clearance on (   ).
           3.  / /   pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the
                     Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
           4.  / /   after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. /X/

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

====================================================================================================================================
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                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS
                       -----------------------------------

              SHORT FORM BASE SHELF PROSPECTUS DATED APRIL 21, 2004

NEW ISSUE

   [LOGO]               NORTH AMERICAN PALLADIUM LTD.


                                 CDN$100,000,000


                                  COMMON SHARES
                                 SPECIAL SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                                      UNITS

North American Palladium Ltd. (the "Corporation") may from time to time offer common shares, special shares, stock purchase contracts, units or warrants to purchase common shares, special shares or other securities (collectively, the "Securities"), in one or more offerings up to an aggregate offering price of Cdn$100,000,000 during the 25 month period that this Prospectus, including any amendments hereto, remains effective. This offering is being made concurrently in each of the provinces of Canada and in the United States pursuant to the multi-jurisdictional disclosure system (the "MJDS") implemented by securities regulatory authorities in Canada and the United States.

The Securities may be offered at prices and on terms to be determined by the Corporation based on market conditions at the time of sale and other factors and such prices and terms will be set forth in an accompanying shelf prospectus supplement (a "Prospectus Supplement").

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements. A Prospectus Supplement will be delivered to prospective purchasers of such offered Securities, together with this Prospectus, and will be deemed to be incorporated by reference into this Prospectus for the purpose of securities legislation as of the date of such Prospectus Supplement and only for the purpose of the offering of such offered Securities.

The specific terms of any Securities offered will be described in a Prospectus Supplement including, where applicable: (i) in the case of common shares, the number of shares offered, the offering price and any other specific terms; (ii) in the case of special shares, the designation of the particular series, the number of shares offered, the offering price, any rights to receive dividends, any terms of redemption and any other specific terms; (iii) in the case of warrants, the designation, number and terms of the common shares, special shares or other securities purchasable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, and the currency in which the warrants are issued and any other specific terms; (iv) in the case of stock purchase contracts, the designation, number and terms of the common shares or special shares to be purchased under the stock purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the shares, any requirements of the purchaser to secure its obligations under the stock purchase contract and any other specific terms; and (v) in the case of units, the terms of the component securities and any other specific terms. The Prospectus Supplement may also include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

                         ------------------------------

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" IN THIS PROSPECTUS AND THE RISK FACTORS SECTION IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

                         ------------------------------

THIS OFFERING IS MADE BY A FOREIGN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF ITS HOME COUNTRY. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO FOREIGN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN THE HOME COUNTRY OF THE REGISTRANT. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE REGISTRANT IS INCORPORATED OR ORGANIZED UNDER THE LAWS OF A FOREIGN COUNTRY, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THIS PROSPECTUS MAY BE RESIDENTS OF A FOREIGN COUNTRY, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE REGISTRANT AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

The Securities may be sold to or through underwriters or dealers, to one or more other purchasers directly or through agents. See "Plan of Distribution". A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of any Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds to the Corporation, the number of Securities, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Unless otherwise specified in a Prospectus Supplement, the offering is subject to approval of certain legal matters on the Corporation's behalf by Gowling Lafleur Henderson LLP with respect to certain matters of Canadian law and by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain matters of U.S. law.

                         ------------------------------


















               The date of this prospectus is April 21, 2004

                                TABLE OF CONTENTS

                                                                           PAGE

DOCUMENTS INCORPORATED BY REFERENCE............................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................5
THE CORPORATION................................................................6
BUSINESS OF THE CORPORATION....................................................6
MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES.................................8
PRODUCTION....................................................................10
HISTORICAL PALLADIUM PRICES...................................................10
FEASIBILITY STUDY.............................................................11
USE OF PROCEEDS...............................................................17
DESCRIPTION OF COMMON SHARES..................................................17
DESCRIPTION OF SPECIAL SHARES.................................................18
DESCRIPTION OF WARRANTS.......................................................19
DESCRIPTION OF STOCK PURCHASE CONTRACTS.......................................19
DESCRIPTION OF UNITS..........................................................20
PLAN OF DISTRIBUTION..........................................................20
RISK FACTORS..................................................................21
AUDITORS......................................................................28
EXPERTS.......................................................................28
LEGAL MATTERS.................................................................28
AVAILABLE INFORMATION.........................................................28
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT.........................29

Investors should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement. The Corporation has not authorized anyone to provide prospective investors with information that is different. If prospective investors are provided with any different or inconsistent information, they should not rely on it. This document may only be used where it is legal to sell the Securities and it is not an offer to sell Securities in any jurisdiction where the offer or sale is not permitted. The information in or incorporated by reference into this Prospectus is only accurate as of the date of this Prospectus or any Prospectus Supplement, regardless of the time of delivery of this Prospectus and any Prospectus Supplement or any sale of the Securities.

Unless otherwise indicated, all references in this Prospectus to the "Corporation" refer to North American Palladium Ltd., together with its wholly-owned subsidiary, Lac des Iles Mines Ltd.

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included or incorporated by reference into any Prospectus Supplement has been or will have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which may differ from United States generally accepted accounting principles ("U.S. GAAP"). Please see the notes to the Corporation's audited consolidated financial statements for a summary of the significant differences between Canadian GAAP and U.S. GAAP.

In this Prospectus, unless otherwise specified or the context otherwise requires, all monetary amounts are expressed in Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars.

Unless otherwise indicated, the mineral reserves ("reserves") and mineral resources ("resources") estimates contained or incorporated by reference in this Prospectus were prepared in accordance with NATIONAL INSTRUMENT 43-101 - STANDARDS OF DISCLOSURE FOR MINERAL PROJECTS ("NI 43-101"), including the CIM Standards on Mineral Resources and Reserves Definitions and Guidelines adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council on August 20, 2000 (the "CIM Standards") by employees of the Corporation who are "qualified persons" as such term is defined in NI 43-101. Descriptions of reserves and resources under Canadian standards may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements of the United States Securities and Exchange Commission (the "SEC"). See "Mineral Reserve and Mineral Resource Estimates - Note to U.S. Shareholders".

                       DOCUMENTS INCORPORATED BY REFERENCE

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Corporation at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590. For the purpose of the Province of Quebec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of the Corporation at the above-mentioned address and telephone number. Copies of documents incorporated by reference herein or forming a part of the permanent information record may also be obtained at www.sedar.com and at www.sec.gov.

The following documents filed with the securities regulatory authorities in each of the provinces of Canada are specifically incorporated by reference in and form an integral part of this Prospectus:

        (a) renewal annual information form of the Corporation dated May 20, 2003 for the fiscal year ended December 31, 2002;

        (b) management proxy circular of the Corporation dated April 9, 2003 relating to the annual and special meeting of shareholders of the Corporation held on May 28, 2003, other than the sections entitled "Report on Executive Compensation", "Composition of the Compensation Committee", "Performance Graph" and "Corporate Governance";

        (c) audited comparative consolidated financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2003, together with the report of the auditors thereon;

        (d) management's discussion and analysis for the annual comparative financial statements referred to in paragraph (c) above;

        (e) material change report dated March 18, 2004 regarding the Corporation's financial results for the fiscal year ended December 31, 2003;

        (f) material change report dated April 2, 2004 regarding the Corporation's decision to proceed with an underground mining project;

        (g) material change report dated April 19, 2004 regarding the Corporation's operating results for the first quarter ended March 31, 2004; and

        (h) audited comparative financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2003, together with the report of the auditors thereon, which have been reconciled to U.S. GAAP in accordance with Item 18 of Form 20-F.

Any documents of the types referred to in paragraphs (a) through (h) above (excluding confidential material change reports) filed by the Corporation with the securities regulatory authorities in each of the provinces of Canada after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus. Any similar document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act") after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus, if and to the extent provided in such document.

ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A

MODIFYING OR SUPERSEDING STATEMENT IS NOT AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED.

A Prospectus Supplement containing the specific terms applicable to the issuance of the Securities including the number of Securities offered, the offering price of such Securities and other information relating to such issuance will be delivered to purchasers of Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this Prospectus for purposes of future offerings of Securities hereunder.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily made based on estimates and assumptions made by the Corporation in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which, with respect to future events, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by the Corporation, or on its behalf.

In particular, the words "expect," "anticipate," "estimate," "may," "will," "should," "intend," "believe," "target," "budget," "plan," "projection" and similar expressions are intended to identify forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of forward-looking statements in this Prospectus should not be considered as a representation by the Corporation or any other person that its objectives or plans will be achieved. Numerous factors could cause the Corporation's actual results to differ materially from those in the forward-looking statements, including the following, which are discussed in greater detail under the heading "Risk Factors":

        o       inability to meet production or operating cost goals;
        o       inaccurate resource and reserve estimates;
        o       inherent risks associated with mining and processing operations;
        o failure to successfully develop the underground mining operations or to achieve projected production levels;
        o unexpected problems and delays in the construction of the underground mining operations;
        o inability to obtain additional funding for operations, if required;
        o failure of the Corporation's exploration program to increase reserves;
        o       interruption of operations at the Lac des Iles Mine;
        o termination or suspension of the Corporation's palladium sales contract;
        o       defaults under the Corporation's credit facilities;
        o       termination or failure to renew smelting agreements;
        o       volatility in metal prices;
        o costs of complying with current and future environmental regulation;
        o costs of complying with other current and future governmental regulation;
        o       competition from other suppliers of platinum group metals;
        o development of new technology leading to reduced demand for palladium;

        o       loss of key personnel;
        o       failure to renew mining leases;
        o       hedging activities; and
        o       changes in the United States/Canadian dollar exchange rate.

These factors should be considered carefully, and readers should not place undue reliance on the Corporation's forward-looking statements. The Corporation undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                                 THE CORPORATION

The Corporation is the successor to Madeleine Mines Ltd., a company incorporated under the Quebec Mining Companies Act by letters patent dated February 2, 1968. In January 1992: (i) Madeleine Mines Ltd. was amalgamated with a wholly owned Quebec subsidiary of 2750538 Canada Inc., a company incorporated under the Canada Business Corporations Act by articles of incorporation dated September 12, 1991; (ii) the amalgamated company was wound up into 2750538 Canada Inc.; and (iii) 2750538 Canada Inc. changed its name to "Madeleine Mines Ltd.". By articles of amendment dated July 24, 1993, Madeleine Mines Ltd. changed its name to "North American Palladium Ltd.". The Corporation has one operating subsidiary, Lac des Iles Mines Ltd., incorporated under the Canada Business Corporations Act, and wholly owned by the Corporation.

The Corporation's registered and executive office is at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590, fax: (416) 360-7709. The Corporation's mining operations are situated approximately 85 kilometres northwest of Thunder Bay at Lac des Iles, in northern Ontario. The postal address is P.O. Box 10547, Station P, Thunder Bay, Ontario P7B 6T9, telephone: (807) 448-2000, fax: (807) 448-2001.

                           BUSINESS OF THE CORPORATION

LAC DES ILES MINE

The Corporation owns and operates an open pit mine known as the Lac des Iles Mine and processing plant with a design capacity of 15,000 tonnes per day. The mining and processing operation produces by flotation a palladium rich concentrate that also contains platinum, gold, copper and nickel. The concentrate is delivered to the Sudbury operations of each of Falconbridge Limited ("Falconbridge") and Inco Limited ("Inco") for smelting, and is further processed at their respective European operations for refining. From the European refineries of Inco and Falconbridge, the palladium is delivered to a major automotive manufacturer (the "Automotive Manufacturer") pursuant to the terms of a palladium sales contract (the "Palladium Sales Contract") dated February 4, 2000. Under the Palladium Sales Contract, the Automotive Manufacturer purchases all of the refined palladium that the Corporation is entitled to receive from the smelters. For more detail relating to the terms and conditions of the Palladium Sales Contract and other material contracts that the Corporation has entered into, see the Corporation's renewal annual information form dated May 20, 2003 that is incorporated by reference herein and "Risk Factors" herein.

In 1999, an extensive exploration program was completed on the Lac des Iles property. Based on the outcome of the exploration program, in March 2000 the Corporation commenced an expansion of the mining operations to increase the ore processing rate from 2,400 tonnes per day to 15,000 tonnes per day. The expansion involved the construction of a new concentrator at the mine site and preparing for increased production from the open pit.

AGRA Simons Limited, an engineering, construction and technology company, completed a detailed feasibility study, dated December 1999, together with an updated version, dated May 2000, of the proposed expansion of the mining operation and concluded that the proposed expansion project was technically feasible and economically viable.

In January 2000, the Corporation began equipment procurement and detailed engineering and in March 2000 began site preparation. In the first quarter of 2001, the semi-autogenous grinding ("SAG") mill and two ball mills arrived on site and were assembled and tested. By March 2001, the warehouse, the maintenance shop and the material handling facilities were operational. The new concentrator was commissioned in June 2001. Initially, the new concentrator did not operate at design capacity and a number of modifications were required to improve production throughput and recoveries. In the fourth quarter of 2001, the concentrator throughput and recoveries improved as a result of these changes.

In 2002, certain modifications were made to the SAG mill circuit, including fine crushing a portion of the SAG mill feed and, in August 2002, the mill achieved its design rate of 15,000 tonnes per day. However, this rate was not sustained for the remainder of the year because of the failure in late August 2002 of the primary crusher, which processes ore before it reaches the SAG mill. Portable third party contract crushers were installed to sustain the operation while the primary crusher was repaired. The repairs were more difficult than anticipated and the unit did not return to operation until early March 2003. As the long-term reliability of the primary crusher was doubtful, a new primary crusher was purchased and was put into operation in June 2003. The Corporation carries property damage and business interruption insurance and has submitted a claim to recover losses sustained by the crusher failure.

In 2003, total mine production amounted to 14.6 million tonnes or 39,895 tonnes per day, containing 4.4 million tonnes of ore grading 2.48 grams of palladium per tonne. Total mine production decreased from 46,793 tonnes per day in 2002 to 39,895 tonnes per day in 2003 as a result of continued crusher problems during the first six months and longer haulage distances attributable to increased pit depth and tailings dam construction.

Although mine production was lower in 2003, palladium production from the Lac des Iles mill reached a new record of 288,703 ounces in 2003 as a result of higher palladium feed grade and, particularly during the second half of the year, higher mill throughput and mill operating time. Ore processed in 2003 totalled 5,159,730 tonnes or 14,136 tonnes per calendar day at an average palladium head grade of 2.3 grams per tonne and an average palladium recovery of 75.5%. Other metal production in 2003 included 23,742 ounces of platinum, 23,536 ounces of gold, 7,142,674 pounds of copper and 4,070,785 pounds of nickel.

The improved mill performance resulted from the installation of the new primary crusher and a number of other factors, including: using a contract secondary crusher to provide fine ore to maximize mill throughput; a significant reduction in the number of unscheduled shutdowns during 2003 which allowed for more regular mill operations and increased metal recovery and operating time; and improved maintenance planning and scheduling which resulted in increased mill availability. In late December 2003, additional flotation cells from the old mill were overhauled and commissioned as part of the second cleaner circuit expansion. Optimization of these flotation cells continued in early 2004.

Several projects are planned for 2004 to further improve mill throughput and reduce operating costs. The Corporation intends to install a secondary crusher at an estimated capital cost of approximately $10 million and eliminate contract crushing. Additional ore processing control systems will be installed in both the grinding and flotation circuits to permit better sampling of concentrate grade and quality, and concentrator reagents will be optimized.

PROPOSED UNDERGROUND MINE

In late 2003, the Corporation commissioned a feasibility study by Roscoe Postle Associates Inc. ("RPA") in response to scoping studies and a pre-feasibility study that indicated a higher grade sub-vertical ore body located directly beneath the Lac des Iles open pit mine was a viable underground mine. The underground mine feasibility study defines, as its base case, a nominal 2,000 tonnes per day mechanized longhole stope mine accessed through a portal in the Lac des Iles open pit with an initial mine plan containing 3,542,000 tonnes of reserves. According to the feasibility study, the underground reserves contain an estimated 6.62 grams of palladium per tonne at a cut-off grade of 4.5 grams per tonne. In addition, the underground probable reserves contain an estimated
0.40 grams of platinum per tonne, 0.34 grams of gold per tonne, 0.07% copper, and 0.08% nickel. See "Feasiblity Study". The integrated production plan for the expanded Lac des Iles Mine calls for the blending of higher grade underground ore with that of the open pit to generate a seven year mine life at an average production rate of about 300,000 ounces of palladium per annum.

2003 EXPLORATION

In 2003, diamond drilling at the Lac des Iles Mine (19 holes aggregating 6,011 metres) was carried out southeast of the Roby Zone pit in an effort to discover additional near-surface bulk mineable mineralization. In addition, several deep holes were drilled to the southwest side of the Roby pit. One hole intersected the possible southern extension of the Offset High Grade Zone, 180 metres south of previous drilling.

OTHER PROPERTIES

In 2003, the Corporation continued to pursue new properties beyond the Lac des Iles Mine, with a focus on those with established base and precious metals resources.

The Corporation has an option to acquire a 60% interest in the Roaring River property located 60 kilometres north of Lac des Iles. The 5,404 hectare Roaring River property contains a large complex mafic intrusion, similar to the Lac des Iles intrusion. Exploration at Roaring River is handicapped by extensive overburden of glacial till and glacio-fluvial sediment. Historically, it has been subject to only minor amounts of exploration.

The few bedrock exposures have features similar to the Roby Zone at the Lac des Iles Mine and prospecting has discovered numerous boulders with elevated base and precious metal values. The bedrock source of the boulders remains undiscovered, buried by overburden. After several months of reconnaissance evaluation of the property and a review of previous exploration programs, soil sampling was completed in late 2003 and further work is planned for 2004.

In December 2003, the Corporation entered into an option and joint venture agreement with Inco relating to Inco's Haines and Conacher properties, located approximately 80 kilometers southwest of Thunder Bay, which surround Inco's former Shebandowan mine and are contiguous with the Corporation's Haines property. Combined with the Corporation's options on two adjacent properties, the Shebandowan Lake project in the Haines and Conacher districts now covers approximately 7,000 hectares.

The Corporation's original option on the Haines property was based on the discovery of palladium mineralization contained in the matrix of a magmatic breccia similar to that found at the Lac des Iles Mine. Another similarity to the Lac des Iles Mine is the widespread occurrence of palladium associated with pegmatitic pyroxenite and gabbro. In addition, nickel and copper-bearing massive sulphide bodies were discovered on the property in the 1960s in a structure that also controls the location of the Shebandowan mine, to the immediate east. Mapping and sampling and overburden stripping by the Corporation during 2003 resulted in the discovery of similar mineralization as well as several styles of gold mineralization. In 2004 the combined Shebandowan Lake properties will be geophysically surveyed and diamond drilled with the objective of delineating key targets.

                 MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

The resource and reserve model developed by the Corporation utilizes the classification system and definitions set forth in the CIM Standards required by NI 43-101 which classifies resources as measured, indicated and inferred and classifies reserves as proven and probable.

RESOURCES ARE INCLUSIVE OF RESERVES. Reserves are presently defined on a palladium-only basis. The deposit is polymetallic by nature, with economically recoverable credits for platinum, gold, copper, nickel and cobalt. The majority of revenue is derived from palladium averaging about 67% of revenues in 2003. Geochemical and statistical correlations between the metals are sufficiently robust that grade control based on palladium only, corrected for by-products, is sufficient for making economic decisions.

The reserve estimates are diluted and based upon a cut off grade of 1.1 grams of palladium per tonne for the open pit mine, assuming a long-term palladium metal price of US$325 per troy ounce.

NOTE TO U.S. SHAREHOLDERS

The Corporation is required under Canadian law (NI 43-101) to report mineral reserves and resources using the classification system set out in the CIM Standards. These guidelines establish definitions for the reporting of exploration information, "mineral resources" and "mineral reserves" in Canada. These definitions have not been adopted for use in the United States by the SEC.

The CIM definitions of proven and probable reserves are substantially similar to the definitions of proven and probable reserves as set out in Industry Guide No. 7 under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"). In addition, Canadian law requires that disclosure of mineral resources be classified as measured, indicated and inferred resources if such resources are material to an issuer. While the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are recognized by Canadian securities regulators, they are not defined terms under the standards in the United States. As such, the information contained in this Prospectus (and in particular, in the following sections entitled "Reserves" and "Resources") concerning descriptions of mineralization and resources under Canadian standards may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements of the SEC. "Indicated mineral resource" and "inferred mineral resource" have a great amount of uncertainty as to their existence and a great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "indicated mineral resource" or "inferred mineral resource" will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of the mineralization classified in these categories will ever be reclassfied as reserves.

OPEN PIT MINE RESERVES AND RESOURCES

Mr. Chris Turek, P. Eng., Mine Superintendent, Mr. Douglas Kim, P. Geo., Technical Services Manager, and Mr. Clay Craig, P. Eng., Chief Engineer, prepared the reserve and resource estimates for the open pit mine. Messrs. Turek, Kim and Craig are employees of the Corporation and are qualified persons under NI 43-101

RESERVES

The following table sets forth the estimated open pit reserves at the Lac des Iles Mine as at December 31, 2003:


   RESERVES       TONNES      PALLADIUM    PLATINUM       GOLD        COPPER      NICKEL      PALLADIUM    PLATINUM
                   (000)        (g/t)        (g/t)        (g/t)        (%)          (%)       (000 oz.)    (000 oz.)
--------------- ------------ ------------ ------------ ------------ ----------- ------------ ------------ ------------
Proven            25,812        1.72         0.19         0.14         0.06        0.08         1,428           161
Probable          10,391        2.14         0.23         0.16         0.07        0.08          715             76
--------------- ------------ ------------ ------------ ------------ ----------- ------------ ------------ ------------
Total             36,203        1.84         0.20         0.15         0.06        0.08         2,143           237
=============== ============ ============ ============ ============ =========== ============ ============ ============

A basic dilution strategy is applied on a selective basis to the reserve model. With the higher grade Roby High Grade and gabbronorite rock types, grades are diluted by 10%. Within the other ore-bearing rock units, material is diluted by 10% with the diluting material assumed at a 0.4 g/t palladium grade (the average grade of the surrounding waste material). Mining recovery in all cases is assumed at 90%.

RESOURCES

The following table sets forth the estimated open pit resources at the Lac des Iles Mine as at December 31, 2003:


  RESOURCES      TONNES      PALLADIUM    PLATINUM       GOLD       COPPER       NICKEL     PALLADIUM     PLATINUM
                  (000)        (g/t)        (g/t)       (g/t)         (%)         (%)       (000 oz.)    (000 oz.)
-------------- ------------ ------------ ------------ ----------- ------------ ----------- ------------- -----------
Measured         33,839        1.73         0.20         0.14        0.06         0.08        1,880         215
Indicated        16,103        1.97         0.22         0.15        0.07         0.08        1,020         113
-------------- ------------ ------------ ------------ ----------- ------------ ----------- ------------- -----------
Total            49,942        1.81         0.20         0.14        0.06         0.08        2,900         328
============== ============ ============ ============ =========== ============ =========== ============= ===========
Inferred           110         1.49         0.17         0.11        0.06         0.07          5            1
============== ============ ============ ============ =========== ============ =========== ============= ===========

1. THE RESOURCES ARE INCLUSIVE OF RESERVES. The resources were estimated using a cut-off grade of 1.1 grams of palladium per tonne. The cutoff grade used in the resource estimates reflect the current estimated life-of-mine costs of mining and processing, in conjunction with smelting and transportation costs consistent with current contracts. The metal ounces listed in the table above are on a contained basis without adjustment for processing or smelting recoveries. Resources which are not reserves do not have demonstrated economic viability.

                                   PRODUCTION

The following table sets forth information concerning the production from the Lac des Iles Mine for each of the five years ended December 31, 2003:


                                    2003          2002            2001           2000           1999
                                    ----          ----            ----           ----           ----
Ore Tonnes Mined                 4,396,847      7,250,963      5,768,157       2,689,634     1,271,816

Waste Tonnes Mined               10,164,806     9,828,552      19,174,635      7,508,117     4,115,159

Total Tonnes Mined               14,561,653    17,079,515      24,942,792     10,197,751     5,386,975

Stripping Ratio                    2.31:1        1.36:1          3.32:1         2.79:1         3.23:1

Average Daily Production           39,895        46,793          68,336         27,939         14,758

                           HISTORICAL PALLADIUM PRICES

The following table outlines the average monthly LME PM Fix price and the highest and lowest average monthly LME PM Fix prices for palladium reported by the London Metal Exchange for the periods indicated:

                   AVERAGE              HIGHEST MONTHLY        LOWEST MONTHLY
PERIOD        MONTHLY PRICE (US$)     AVERAGE PRICE (US$)    AVERAGE PRICE (US$)
------        -------------------     -------------------    -------------------

2000                680.33                   910.59                 452.35
2001                603.68                  1041.55                 238.91
2002                337.56                   409.23                 242.61
2003                200.58                   255.32                 162.40
January 2004        216.94                      --                     --
February 2004       235.44                      --                     --
March 2004          269.66                      --                     --

                                FEASIBILITY STUDY

On January 31, 2003, RPA was commissioned to prepare a pre-feasibility study (the "Pre-Feasibility Study") for establishing an underground mine in the Roby High Grade Zone below the existing Roby open pit operation (the "Roby Pit"). The purpose of the Pre-Feasibility Study was to demonstrate the economic viability of a palladium underground mining operation below the existing open pit; provide a cost effective underground development plan and schedule; and provide operating and capital cost estimates to a feasibility study level for both contractor and owner operated scenarios. The Pre-Feasibility Study was completed on July 31, 2003.

In October 2003, an independent contractor, was retained to review the Pre-Feasibility Study and to prepare a request for proposal ("RFP") for a feasibility study for the underground mine (the "Project"). The RFP was issued on October 24, 2003 and the mandate was awarded to RPA in November 2003.

The feasibility study prepared by RPA is dated February 27, 2004 and titled "Feasibility Study for Underground Mining at the Lac des Iles Mine" (the "Feasibility Study"). In completing the Feasibility Study, RPA used its own senior staff, together with Itasca Consulting Canada Inc. for geomechanics assessment and McIntosh Engineering Ltd. for design and drafting services for electrical design.

All of the technical information (including financial information) contained in this Prospectus relating to the Project has been taken from the Feasibility Study. A technical report, prepared by Graham G. Clow, P. Eng and David W. Rennie, P. Eng of RPA, incorporating certain information from the Feasibility Study has been filed on SEDAR and a copy of the Feasibility Study is available for inspection at the Corporation's executive office during the distribution of Securities under this Prospectus and any Prospectus Supplement. Messrs. Clow and Rennie are employees of RPA, have confirmed their independence to the Corporation and are qualified persons under NI 43-101. Messrs. Clow and Rennie prepared the reserve and resource estimates for the proposed underground mine at the Roby High Grade Zone.

RESOURCES AND RESERVES

The underground portion of the Roby deposit is a continuation to depth of the Roby High Grade Zone that forms the core of the Roby Pit reserves. The underground deposit lies below the ultimate pit bottom of the Roby Pit at an elevation of 209 metres above sea level, and extends to a depth of 170 metres below sea level, for a total dip length of 444 metres.

The following table sets forth the underground resources for the Roby Deposit as estimated by RPA in the Feasibility Study:


RESOURCE CATEGORY                          TONNES     PALLADIUM     PLATINUM       GOLD        COPPER       NICKEL
                                            (000)       (g/t)         (g/t)        (g/t)         (%)          (%)
----------------------------------------- ---------- ------------- ------------ ------------ ------------ ------------
Indicated                                   4,496        7.35         0.43         0.35         0.07         0.08

Inferred                                      -           -             -            -            -            -

1. The resource categories follow the definitions contained in NI 43-101. THE RESOURCES ARE INCLUSIVE OF RESERVES.
2. Resources are calculated at a cutoff grade of 4.5 grams per tonne for palladium (5.0 grams per tonne palladium equivalent) and an average long-term palladium price of US$325 per ounce.
3. Resources are estimated to commence at an elevation of 209 metres above sea level, the ultimate pit bottom of the Roby Pit.

The sub-vertical deposit strikes in a northerly direction over a maximum length of 440 metres. It pinches out to the north and south, and is wider towards the south. Thickness ranges from 2 metres to 34 metres and averages 11 metres. The highest grades are generally in the thicker mineralized areas to the south and above 30 metres below sea level. The zone is continuous along strike and dip and appears to be quite repetitive and predictable from level to level.

A nominal target of 2,000 tonnes of ore per day from underground was chosen by RPA as the most appropriate rate for both the size of the deposit and the allowable time for pre-production development. This target rate is referred to in the Feasibility Study as the "Base Case". RPA identified several constraints in assessing access alternatives and coordinating the underground operations with the open pit. RPA concluded that ramp access from within the open pit would be the most economical alternative. RPA recommends that the portal be located in the pit wall, and ore be hauled in 60 tonne trucks directly from the mine to a stockpile area near the surface crusher.

In general, ground conditions are expected to be very good, based on observations in the open pit, from drill core, and from geomechanics testwork. This will favour large open spans, and reasonable mineral resource recoveries should be attainable without the need for backfill. The chosen mining method for the Feasibility Study is sublevel retreat longitudinal longhole stoping with no fill. The mining block interval is 70 metres floor to floor including a 15 metre to 25 metre sill pillar below each haulage level. Stopes will be 45 metres to 55 metres high by the width of the orebody.

The Feasibility Study states that, initially, mining will be concentrated in the southern half of the underground mine, where orebody thickness and grades are highest. Stopes will be mined retreating from the north and south extremities towards a 50 metre wide main rib pillar situated at the centroid of the mineral deposit. A single 15 metre wide side rib pillar will be left on the north side for added stability. Up to four stopes will be in operation at any one time.

Average stope dilution has been calculated by the Feasibility Study at 15% by adding an amount of hangingwall and footwall to the resource tonnage. Drift dilution has been calculated as 35%, giving a total mining dilution of 16%. Mining limits will be assay cut offs, and dilution will carry mineral grades estimated at 1.10 grams of palladium per tonne. Design extraction is estimated by the Feasibility Study to be 83% of the resources, with unrecovered ore tied up mostly in the crown pillar (20 metres) and the sill pillars.

The following table sets forth the underground reserves for the deposit as estimated by RPA in the Feasibility Study:


RESERVES                       TONNES      PALLADIUM     PLATINUM         GOLD            COPPER           NICKEL
                                (000)        (g/t)         (g/t)          (g/t)             (%)             (%)
---------------------------- ------------ ------------- ------------ ---------------- ---------------- ---------------
Probable
   Stopes                       2,218          6.69         0.40           0.33             0.06            0.08
   Drifts                         225          5.72         0.35           0.27             0.05            0.07
   Recoverable Pillars          1,098          6.67         0.41           0.36             0.07            0.09
---------------------------- ------------ ------------- ------------ ---------------- ---------------- ---------------
Total Probable                  3,542          6.62         0.40           0.34             0.07            0.08
============================ ============ ============= ============ ================ ================ ===============

1.      The reserve categories follow the definitions contained in NI 43-101.
2. Reserves were calculated at a cutoff grade of 4.5 grams per tonne for palladium (5.0 grams per tonne palladium equivalent) and an average long-term palladium price of US$325 per ounce.
3. Reserves were estimated to commence at an elevation of 209 metres above sea level, the ultimate pit bottom of the Roby Pit plan.
4.      Dilution was estimated to average 16%.
5.      Extraction was designed to be 83% of the resource.

Mobile equipment for the mine is expected to include two electric hydraulic drill jumbos, one longhole drill, one emulsion truck, three 8 cubic yard scooptrams, and three 60 tonne trucks, along with other service and support equipment. Total intake ventilation for the mine is designed to be 425,000 cubic feet per minute. There will be one intake ventilation raise/secondary egress situated outside the ultimate pit limits and air will exhaust up the main ramp.

The Corporation has carried out metallurgical test work on the underground ore and has determined that no modifications are required to process a blend of underground and open pit ore. For purposes of the Feasibility Study, the Corporation advised RPA that the palladium recovery of underground ore was expected to be higher (+80%) than that being achieved on the open pit ore in the mill (75% to 80%).

Based on the Feasibility Study, at full complement there will be an underground workforce of 70 and 11 management and technical staff. Hourly employees will work two ten-hour shifts per day on a two week on/one week off rotation. Contractors will be retained during the pre-production period to install the ventilation raise.

During the mine life, there will be an ongoing contractor presence for infill diamond drilling. A contract crew will continue to extend the ventilation raise into production as lower levels of the mine are reached.

Permitting and approvals requirements are expected by RPA to be minimal, as the underground mine will be an extension of the much larger and higher impact open pit operations. The Corporation does not anticipate any environmental issues or aboriginal or local opposition to the development of the underground mine. Changes to services such as potable water and sewage systems will be suitably permitted.

CAPITAL COSTS

The following table sets forth the estimated capital costs of the Project (in constant 2004 dollars) as set forth in the Feasibility Study.

                                                                 COST
                                                              (CDN$000S)
                                                              ----------
        Mine development                                        15,855
        Buildings                                                4,582
        Engineering, procurement and                             1,431
          construction management
        Indirect costs                                           1,380
        Owner's costs                                            9,937
        Contingency                                              2,755
                                                              --------
        Sub-total                                               35,940

                                                                 COST
                                                              (CDN$000S)
                                                              ----------

        Capitalized operating costs                                947
        Less pre-production development revenue                (6,530)
        Total                                                  $30,358

The capital cost estimate covers a 16-month pre-production period and includes all costs for the development of the underground mine based upon 2,000 tonnes ore per day for its 4.7 year mine life.

Mine development includes all rockwork and support with productivities calculated from base data (for example, for each face, the number of holes required, powder factors assigned, manpower for operating each item of equipment and other costs). It also includes all stationary and electrical equipment. Major mobile equipment will be leased and phased in during pre-production as it is required. Equipment leases are currently scheduled to be expensed as an operating cost during production. Smaller equipment such as mine service vehicles and the shuttle bus will be purchased outright.

Indirect costs include items such as plant commissioning, first fills for consumables, freight and insurance.

Owner's costs cover all pre-production labour, including recruitment, equipment leases and diamond drilling.

Contingencies have been estimated at 10% for development, 10% for equipment, and 10% for services and owner's costs. Contingencies are not applied to indirect costs and to some small items of equipment. The average contingency for the Project is 8%.

Closure costs related to the overall underground site are assumed to be minimal. These include removal of underground equipment and services, and capping of the ventilation raises. Costs are expected to be recovered from the salvage value of equipment.

During pre-production, approximately 100,000 tonnes of ore will be produced, generating revenue of $6.5 million. It was assumed for evaluation purposes that this was in addition to and does not replace open pit feed.

Sustaining capital is estimated at $5.3 million during the mine life, covering ventilation raise extension, major equipment rebuilds in 2008 and equipment lease residuals. Main ramp development after startup was included in operating costs.

OPERATING COSTS

The operating cost estimate for the underground mine covers a 4.7 year mine life from September 2005 to June 2010 and were estimated in detail from a zero base.

The average total unit operating cost over the mine life is estimated by RPA to be $39.79 per tonne milled, or $152 per ounce of palladium (net of by-product credits). This includes mining, ore haul, milling, power, equipment leases, and general and administrative costs.

PROJECT RISK

According to the Feasibility Study, this is a relatively low risk mine project. The underground mine is being developed beneath an existing open pit where the surface infrastructure is in place, including crusher and concentrator. Resources and reserves have been estimated in accordance with the requirements of NI 43-101 from an extensive database built up over five years. The underground mineral deposit lies within the same competent rocks as in the overlying open pit, and ground conditions are expected to be good. Development and production plans have been prepared from a zero base using known operating and productivity specifications. Costing has been derived from firm quotations from equipment suppliers and contractors.

Geomechanics testwork has indicated that large openings created with longhole retreat mining need to be supported by a recoverable central main rib pillar and a side rib pillar to minimize the chance of major ground falls in the later stages of mining. It is expected that 83% of the reserves will be recoverable using this method, where the majority of the non-recoverable ore will be in thin, lower grade pillars.

CASH FLOW ANALYSIS

A pre-tax cash flow projection was generated by RPA from the life of mine capital and operating cost data prepared from the parameters set forth in the Feasibility Study. The following table summarizes the key economic criteria used by RPA to prepare the cash flow projection:

        REVENUE

        o       2,000 tonnes per day mining from underground (720,000 tonnes per year), for a total daily mill throughput of 16,500 tonnes per day including open pit production
        o       metal price assumptions:
                  Palladium:    US$325 per ounce
                  Platinum:     US$700 per ounce
                  Gold:         US$375 per ounce
                  Copper:       US$0.90 per pound
                  Nickel:       US$5.50 per pound
        o metallurgy as per the Corporation's 2004 budget and current operating experience
        o       palladium metal recovery 83%
        o net smelter returns based on existing terms with Inco and Falconbridge
        o       revenue is recognized at the time of production
        o       exchange rate US$l: Cdn$1.33
        o 5% net smelter return royalty payable to the Sheridan Platinum Group Inc. and John Patrick Sheridan

        COSTS

        o       pre-production period 16 months (commencing May 1, 2004)
        o       mine life of 4.7 years (commencing September 2005)
        o       production plan as set out in the Feasibility Study
        o mine life capital totals Cdn$36.7 million, net of pre-production revenue
        o the average operating cost over the mine life is Cdn$39.79 per tonne milled

The economic analysis was carried out by RPA assuming operations are on a stand alone basis where underground production is considered incremental to the higher-output ongoing open pit operation. Some costs, such as indirect costs, currently are wholly absorbed by open pit mining. A more complete economic assessment of the impact of underground mining will require analysis of cash flow projections both for the total open pit and underground, and for the open pit alone.

According to the Feasibility Study (and based on the economic criteria set out above), for the underground mine on a stand-alone basis, the undiscounted pre-tax cash flow for the Base Case totals $92.0 million over the mine life, and simple payback occurs by the first quarter of 2007 (15 months).

The unit operating cost is estimated by RPA to be US$152 per ounce of palladium, net of by-product credits. The mine life capital unit cost is estimated to be US$48 per ounce, for a total cash cost of US$200 per ounce of palladium. Average annual palladium production from underground during operation is estimated to be 118,000 ounces per year.

The net present value for the base case pre-tax model was calculated by RPA using a 10% discount rate, based on constant 2004 dollars and a relatively short mine life (4.7 years). According to RPA, introducing inflation/deflation criteria to the model would make little difference to the figures.

Over recent years, Canadian mining companies have used discount rates between 12% and 15% for project evaluation of Canadian greenfield projects. Projects in other countries are likely to be discounted at higher rates, to reflect an added risk element. An incremental project to a Canadian-based existing profitable mining operation can be expected to carry a lower risk premium. As a result, RPA considered a 10% discount rate for the Project as appropriate for project evaluation purposes.

The following table sets forth the net present value based upon discount rates of 5%, 10% and 15%, and exchange rates and prices listed above under "Revenue":

                                                       DISCOUNT RATE
                                           -----------------------------------
                                               5%           10%          15%
                                               --           ---          ---

        Net present value (Cdn$000)         $69,151       $52,195      $39,437

        Internal rate of return (IRR)         58%

On February 27, 2004 the United States dollar exchange rate was $0.75 per Cdn$1.00 and the closing metal prices on that day pertinent to the Project were as follows:

        Palladium:        US$235 per ounce
        Platinum:         US$895 per ounce
        Gold:             US$394 per ounce
        Copper:           US$1.35 per pound
        Nickel:           US$6.69 per pound

Using these prices and exchange rate, the undiscounted pre-tax cash flow for the Base Case totals $41.3 million and the net present value at 10% is estimated by RPA to be $18.8 million. The unit operating cost is estimated to be

US$129 per ounce of palladium, net of by-product credits. The mine life capital unit cost is estimated to be US$50 per ounce, for a total estimated cash cost of US$179 per ounce of palladium.

SENSITIVITY ANALYSIS

The following table sets forth RPA's analysis of the sensitivity of the Project to specified variables:


                                                                                                 % CHANGE FROM BASE
          ITEM                    UNIT             BASE CASE VALUE        VALUE AT NPV=O(1)            CASE(1)
          ----                    ----             ---------------        -----------------            -------
Palladium price                US$ per oz                   US$325                    US$216             -33

Operating cost               Cdn$ per tonne              Cdn$39.79                 Cdn$62.23             +56

Capital cost                     Cdn$000                Cdn$36,700                Cdn$93,900            +156

Exchange rate                   US$:Cdn$                   US$0.75                   US$0.99             +32

Pd Head grade                    g/t Pd                       6.62                      4.33             -35

Extraction                     Tonnes 000                    3,542      18 months production

1.      For each value, all other Base Case values remain constant.


According to the Feasibility Study, the Project is most sensitive to external economic criteria related to the palladium price (spot price and the Canadian/United States dollar exchange rate). Any further rise in the Canadian dollar will have a direct impact on Project viability since costs are almost entirely in Canadian dollars and revenues are in United States dollars. The major Project risk will arise if there is a combination of significant weakening of the U.S. dollar combined with a prolonged period of lower palladium spot prices. Based on the palladium price at the date of the Feasibility Study, the Project is less robust, but still has a positive net present value. The Feasibility Study sets out the following additional Project sensitivities:

        o PALLADIUM HEAD GRADE. Head grade should not change significantly from the estimates used in the Feasibility Study unless there is increased dilution, perhaps caused by unforeseen poor ground conditions. Geomechanics testwork and the experience of open pit ground conditions suggest that this is unlikely, especially during primary stope extraction. Should grades fall through increased dilution in the pillar recovery stage, there will be the option to leave broken ore in the drawpoints.

        o EXTRACTION. The Base Case undiscounted payback period is 15 months from production start up. This is the point at which production could cease and the mine would be in a nominal breakeven situation in terms of Base Case assumptions.

        o Capital and operating costs. These costs have been calculated from a zero base using firm price quotations and known manpower and equipment productivities. Capital costs are estimated to an accuracy of +15%/-10%. The Project is not particularly sensitive to capital cost overruns. Rises in consumable costs (fuel and power) could increase unit operating costs. It is unlikely such cost rises would seriously endanger Project viability unless they were combined with adverse changes in other variables such as exchange rates and palladium price.

The Project has a rapid simple payback of 15 months, which, according to the Feasibility Study, minimizes the chance for adverse changes in underlying fundamental variables to have a significant effect on overall Project viability.

CONCLUSIONS AND RECOMMENDATIONS

According to the Feasibility Study, in RPA's opinion the Project is a relatively low risk operation from a technical viewpoint. The underground mine will lie down dip and directly beneath the open pit mine, which has been in operation since 1993. Metallurgical response is predictable and proper environmental controls are in place. Site infrastructure is well established, and permitting for an underground operation has been discussed with the relevant ministries, with no difficulties being foreseen. Provision of services such as power, water and sewage are incremental to those existing for the open pit mine. In RPA's opinion, the key risks to the Project lie in two areas:

        o A decline in the palladium price to approximately US$216 per ounce results in a breakeven discounted cash flow. The Project is somewhat sensitive to nickel and platinum prices as well. A decline in the nickel price to approximately US$4.00 per pound and platinum to approximately US$500 per ounce would result in a break even discounted cash flow at the palladium price of US$235 as of the date of the Feasibility Study.

        o Extraction of the ore without fill presents some risk, which geomechanical modelling shows should be manageable. In RPA's opinion, the investment in backfill is not warranted at present palladium prices.

The current schedule calls for work to commence in May 2004. RPA believes it is unlikely that an acceptable crew and equipment can be acquired by that time and, accordingly, RPA recommends that the Corporation retain a contractor to carry out the initial phase of portal development and decline development to the first ventilation raise bypass.

Based upon the price forecast used in the analysis, RPA has recommended that the Corporation proceed with the development of the underground mine.

                                 USE OF PROCEEDS

A Prospectus Supplement will contain specific information about the use of proceeds from the sale of the Securities under that Prospectus Supplement. The Corporation may from time to time issue securities otherwise than pursuant to this Prospectus.


                          DESCRIPTION OF COMMON SHARES

The Corporation is authorized to issue an unlimited number of common shares. Each common share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote. Each common share entitles the holder thereof, subject to the prior rights of the holders of special shares (none of which are currently issued and outstanding), to receive any dividends declared by the board of directors and the remaining property of the Corporation upon dissolution. As of April 20, 2004, there were 51,212,255 common shares issued and outstanding.

There are no pre-emptive or conversion rights that attach to the common shares. All common shares now outstanding and to be outstanding upon exercise of outstanding options are, or will be, fully paid and non-assessable, which means that the holders of such common shares will have paid the purchase price in full and the Corporation may not ask them to pay additional funds.

The Corporation's by-laws provide for certain rights of its shareholders in accordance with the provisions of the CANADA BUSINESS CORPORATIONS ACT. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed as amended or repealed by a majority vote of the shareholders voting on such matter.

Shareholders do not have cumulative rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any directors.

The rights of holders of common shares may be adversely affected by the rights of holders of any special shares that may be issued in the future.

                          DESCRIPTION OF SPECIAL SHARES

The Corporation is authorized to issue an unlimited number of special shares, issuable in series. As of April 20, 2004, there were no special shares outstanding.

The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Corporation's constating documents, as amended.

The special shares may be issued in series. The Corporation's directors may, by resolution, fix the number of shares in, the designation of, and determine the rights, privileges, restrictions and conditions attaching to, each series of special shares. The special shares of each series rank on a parity with the special shares of any other series in respect of dividends or the return of capital. The holders of special shares are entitled to receive, in priority to the holders of common shares and the shares of any other class ranking junior to the special shares, as and when declared by the directors, dividends in the amounts specified or determinable in accordance with the provisions of the series of which such special shares form a part. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any amount is paid to the holders of common shares or shares of any other class ranking junior to the special shares, the holders of special shares shall be entitled to receive, to the extent provided for with respect to such series, an amount equal to the price at which such shares were issued, such premium, if any, as has been provided for with respect to such series, and all unpaid cumulative dividends or declared and unpaid non-cumulative dividends. The special shares of any series may also be given such other preferences over the common shares and any other class of shares ranking junior to the special shares as may be determined in the case of such series. The holders of special shares are not entitled to vote separately as a class and the holders of any series of special shares are not entitled to vote separately as a series except as required by the CANADA BUSINESS CORPORATIONS ACT.

The specific terms of any series of special shares will be described in a Prospectus Supplement which, if applicable, may modify or replace the general terms described herein. If there are differences between any Prospectus Supplement and this Prospectus, the Prospectus Supplement will govern. As a result, the statements made in this section may not apply to every series of special shares that the Corporation may offer.

The Prospectus Supplement relating to the issue of special shares will contain a description of the specific terms of that series as fixed by the Corporation's board of directors, including, as applicable:

        o the offering price at which the Corporation will issue the special shares;
        o the title, designation of number of special shares and stated value of the special shares;
        o the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will begin to cumulate;
        o       any conversion or exchange rights;
        o whether the special shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;
        o       any liquidation rights;
        o       voting rights, if any;
        o       any sinking fund provisions; and

        o any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of the Corporation's constating documents, as amended.

The rights of holders of the special shares of any series may be adversely affected by the rights of holders of any special shares of any other series that may be issued in the future. The Corporation's board of directors may cause the special shares to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions and issuances to officers, directors and employees pursuant to benefit plans. The Corporation's board of directors' ability to issue special shares may discourage attempts by others to acquire control of the Corporation without negotiation with the Corporation's board of directors, as it may make it difficult for a person to acquire the Corporation without negotiating with the Corporation's board of directors.

                             DESCRIPTION OF WARRANTS

The Corporation may issue warrants to purchase common shares, special shares or other securities. The Corporation may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between the Corporation and a warrant agent that will be named in the Prospectus Supplement.

Selected provisions of the warrants and any future warrant agreements are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement and warrants to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

The Prospectus Supplement relating to any warrants that the Corporation offers will describe the warrants and include specific terms relating to the offering. The Prospectus Supplement will include some or all of the following:

        o       the title of the warrants;
        o       the aggregate number of warrants offered;
        o the designation, number and terms of the common shares, special shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;
        o       the exercise price of the warrants;
        o       the dates or periods during which the warrants are exercisable;
        o the designation and terms of any securities with which the warrants are issued;
        o if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;
        o if the exercise price is not payable in Canadian dollars, the foreign currency or currency unit in which the exercise price is denominated;
        o any minimum or maximum amount of warrants that may be exercised at any one time;
        o any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
        o       any other terms of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS

The Corporation may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to the Corporation, and obligating the Corporation to purchase from or sell to the holders, a specified number of the Corporation's common shares or special shares, as applicable, at a future date or dates. The price per common share or special share, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. The Corporation may issue stock purchase contracts in such amounts and in as many distinct series as it desires.

The applicable Prospectus Supplement will describe the terms of any stock purchase contracts and may contain, where applicable, the following information about the stock purchase contracts issued under it:

        o whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, the Corporation's common shares or special shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;
        o       whether the stock purchase contracts are to be prepaid or not;
        o whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the Corporation's common shares;
        o any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and
        o whether the stock purchase contracts will be issued in fully registered or global form.

The preceding description and any description of stock purchase contracts in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

                              DESCRIPTION OF UNITS

The Corporation may issue units comprised of one or more of the other securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable Prospectus Supplement will describe the terms of any units and may describe:

        o the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
        o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
        o whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

                              PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters or dealers. The Corporation may also sell the Securities to one or more other purchasers directly or through agents designated by the Corporation from time to time.

The Prospectus Supplement will state the terms of the offering, including the name or names of any underwriters or agents, the purchase price of the Securities, the initial offering price, the proceeds to the Corporation from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If so indicated in the Prospectus Supplement, the Corporation may authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase the Securities directly from the Corporation pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in the Prospectus Supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents that participate in the distribution of the Securities may be "underwriters" as defined in the U.S. Securities Act and any discount or commission they receive from the Corporation and any profit on their resale of the Securities may be treated as underwriter discounts and commissions under the U.S. Securities Act. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under Canadian and U.S. securities laws, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

                                  RISK FACTORS

The acquisition of the Securities involves risk. Any prospective investor should carefully consider the following risk factors and all of the other information contained in this Prospectus (including the documents incorporated by reference) and any applicable Prospectus Supplement before purchasing any of the Securities. If any event arising from these risks occurs, the Corporation's business, prospects, financial condition, results of operations or cash flows could be adversely affected. Additional risks and uncertainties not currently known to the Corporation, or that are currently deemed immaterial, may also materially and adversely affect the Corporation's business operations.

THE CORPORATION CANNOT ASSURE THAT IT WILL MEET ITS GOALS FOR PRODUCTION AND OPERATING COSTS AND IF IT DOES NOT, ITS OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

Planned production levels and operating costs are estimated based on the Corporation's experience in operating its mine and the Feasibility Study. These estimates are subject to numerous uncertainties, many of which are beyond the Corporation's control. The Corporation cannot make assurances that its actual production levels will not be substantially lower than its estimates or that its operating costs will not be materially higher than anticipated.

IF RESERVE ESTIMATES ARE NOT ACCURATE, PRODUCTION MAY BE LESS THAN ESTIMATED WHICH WOULD ADVERSELY AFFECT THE CORPORATION'S FINANCIAL CONDITION AND RESULT OF OPERATIONS.

Reserve estimates are imprecise and depend on geological analysis based partly on statistical inferences drawn from drilling, which may prove unreliable, and assumptions about operating costs and metal prices. The Corporation cannot be certain that the reserve estimates are accurate and cannot guarantee that it will recover the indicated quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

        o mineralization or formations at the mine could be different from those predicted by drilling, sampling and similar examinations;
        o declines in the market price of palladium may render the mining of some or all of the reserves uneconomic; and
        o the grade of ore may vary significantly from time to time and the Corporation cannot give any assurances that any particular quantity of metal will be recovered from the reserves.

The occurrence of any of these events may cause the Corporation to adjust the reserve estimates or change its mining plans, which could negatively affect the Corporation's financial condition and results of operation. Moreover, short-term factors, such as the need for additional development of the ore body or the processing of new or different grades, may impair its profitability in any particular accounting period.

THE RISKS AND HAZARDS ASSOCIATED WITH MINING AND PROCESSING MAY INCREASE COSTS AND REDUCE PROFITABILITY IN THE FUTURE.

Mining and processing operations involve many risks and hazards, including among others:

        o       environmental hazards;
        o       mining and industrial accidents;
        o       metallurgical and other processing problems;
        o       unusual and unexpected rock formations;
        o       pit slope failures;
        o flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;
        o       mechanical equipment and facility performance problems; and
        o       unavailability of materials, equipment and personnel.

These risks could result in:

        o damage to, or destruction of, the Corporation's properties or production facilities;
        o       personal injury or death;
        o       environmental damage;
        o       delays in mining;
        o       increased product costs;
        o       asset write downs;
        o       monetary losses; and
        o       possible legal liability.

The Corporation cannot be certain that its insurance will cover the risks associated with mining or that it will be able to maintain insurance to cover these risks at affordable premiums. The Corporation might also become subject to liability for pollution or other hazards against which it cannot insure or against which the Corporation may elect not to insure because of premium costs or other reasons. Losses from such events may increase costs and decrease profitability.

IF THE CORPORATION FAILS TO DEVELOP ITS UNDERGROUND MINING OPERATIONS AT A REASONABLE COST, OR AT ALL, OR TO ACHIEVE PROJECTED PRODUCTION LEVELS FOR ITS UNDERGROUND MINING OPERATIONS, ITS ABILITY TO GENERATE REVENUE AND PROFITS WILL BE ADVERSELY AFFECTED.

The Corporation's future prospects will be negatively affected if the underground mine fails to achieve projected production levels. Due to the complexity and uncertainty involved in developing an underground mine, it is difficult to provide reliable time and cost estimates for completion. Unforeseen conditions or developments could arise during the development and construction of the underground mine which could delay or prevent its completion or substantially increase the cost of such project, adversely affecting the Corporation's ability to generate revenue and profits. These events may include, among others:

        o       delays or difficulties in obtaining required permits;
        o       shortages of equipment, materials or labor;
        o       delays in delivery of equipment or materials;
        o       labor disruptions;
        o       local or political opposition;

        o       adverse weather conditions or natural disasters;
        o unanticipated increases in costs of labor, supplies and equipment;
        o       accidents; and
        o unforeseen engineering, design, environmental or geological problems.

THE CORPORATION MAY EXPERIENCE HIGHER COSTS AND LOWER REVENUES THAN ESTIMATED IN THE FEASIBILITY STUDY DUE TO UNEXPECTED PROBLEMS AND DELAYS.

New mining operations often experience unexpected problems during the development and start-up phases and such problems can result in substantial delays in reaching commercial production. Delays in construction or reaching commercial production in connection with the Corporation's development of its underground mine would increase its operating costs and delay revenue growth.

IF THE COSTS OF COMPLETING THE UNDERGROUND MINE ARE GREATER THAN ANTICIPATED, THE CORPORATION MAY NEED TO OBTAIN ADDITIONAL FUNDS WHICH MAY NOT BE AVAILABLE ON FAVOURABLE TERMS OR AT ALL.

The costs of developing the underground mine are subject to many uncertainties which may cause such costs to be higher than anticipated. In such event, the Corporation may need to obtain additional capital to pursue its mining plan. There is no assurance that the Corporation will be able to obtain such capital on favourable terms, if at all. If additional capital is raised by incurring debt, the Corporation will be obligated to make greater interest payments which will reduce funds available for the mining operations. If capital is raised through the sale of equity securities, shareholders may experience substantial dilution. If the Corporation is unable to raise additional funds when and if required, it may have to delay or abandon its development of the underground mine or restrict its operations.

FUTURE EXPLORATION AT LAC DES ILES MINE OR ELSEWHERE MAY NOT RESULT IN INCREASED RESERVES, WHICH WOULD PREVENT THE CORPORATION FROM SUSTAINING ITS TARGETED PRODUCTION LEVELS.

This Feasibility Study contains reserve estimates based on exploration to date. The Corporation conducts exploration programs at and surrounding the Lac des Iles Mine with the objective of increasing reserves. Mineral exploration involves significant risks over a substantial period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Even if the Corporation discovers a valuable deposit of minerals, it may be several years before production is possible and during that time it may become economically unfeasible to produce those minerals. There is no assurance that current or future exploration programs will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves at the Lac des Iles Mine. In the event that new reserves are not discovered, the Corporation may not be able to sustain production beyond 2010.

THE CORPORATION FACES STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

Mines have limited lives and, as a result, the Corporation continually seeks to replace and expand its reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in areas where the Corporation would consider conducting exploration and/or production activities. Because the Corporation faces strong competition for new properties from other mining companies, some of which have greater financial resources than it, the Corporation may be unable to acquire attractive new mining properties on terms acceptable to it.

THE CORPORATION DEPENDS ON A SINGLE MINE TO GENERATE REVENUES AND, IF MINING OPERATIONS ARE INTERRUPTED, THE CORPORATION'S BUSINESS WILL SUFFER.

All of the Corporation's revenues are derived from its mining operations at the Lac des Iles Mine, which is the Corporation's only mine and the only place it has reserves. If there is an interruption in operations at the Lac des Iles Mine, or if the Corporation can no longer extract ore from this mine for any reason, the Corporation's business will suffer significantly. In addition, any adverse condition affecting mining conditions at the Lac des Iles Mine could have a material adverse effect on the Corporation's financial performance and results of operations until such time as the condition is remedied.

THE CORPORATION DEPENDS ON A SINGLE PALLADIUM SALES CONTRACT TO GENERATE MOST OF ITS REVENUES AND REDUCE ITS EXPOSURE TO FLUCTUATIONS OF THE PRICE OF PALLADIUM AND, IF THIS CONTRACT IS SUSPENDED OR TERMINATED, THE CORPORATION MAY NOT BE ABLE TO FIND OTHER PURCHASERS FOR ITS PALLADIUM ON SIMILAR TERMS OR AT ALL.

Pursuant to the Palladium Sales Contract with the Automotive Manufacturer, the Corporation has committed to sell all of the refined palladium it is entitled to receive from the smelters to the Automotive Manufacturer until June 30, 2005. As of May 1, 2001, the Palladium Sales Contract is no longer subject to an automatic contractual right of renewal. The Palladium Sales Contract allows the Automotive Manufacturer to terminate the Palladium Sales Contract if the Corporation breaches a material term and it does not remedy the breach within ten business days of receiving notice of such breach. In addition, the contract contains "force majeure" provisions that allows the Automotive Manufacturer to suspend its obligations to purchase palladium upon the occurrence of certain events, such as acts of nature, that are beyond the control of the Automotive Manufacturer and that limit its ability to make such purchases. If the Palladium Sales Contract is suspended or terminated, the Corporation may not be able to find other purchasers for its palladium on similar terms or at all, and the Corporation's business could suffer significantly.

IN CERTAIN CIRCUMSTANCES THE PALLADIUM SALES CONTRACT MAY LIMIT THE CORPORATION'S ABILITY TO GENERATE REVENUES.

Future revenues from production of palladium will be governed by the Palladium Sales Contract. The prices the Corporation receives under that contract are based on a specified discount from the average monthly London Metal Exchange prices, subject to a maximum price of US$550 per ounce for 50% of the production delivered each month. Therefore, if the price of palladium rises above US$550, with respect to half of the production the Corporation will not be able to charge a price that reflects market value. In such event, the Corporation's ability to generate revenues will be limited by the Palladium Sales Contract.

IF THE PALLADIUM SALES CONTRACT IS TERMINATED, THE CORPORATION WILL BE IN DEFAULT OF ITS CREDIT FACILITIES.

The Corporation will be in default of its credit facilities if the Palladium Sales Contract is terminated. The Corporation may not have sufficient cash reserves to make increased payments required under its credit facilities if it is in default and will be required to incur further debt or raise capital in the markets by issuing additional shares, which could cause a decline in the price of its common shares and may involve substantial dilution. Such additional funds may not be available on favourable terms or at all.

THE CORPORATION IS DEPENDENT ON THIRD PARTIES FOR SMELTING AND REFINING ITS PALLADIUM AND IF THEY ARE UNABLE TO ACCOMMODATE THE CORPORATION'S SMELTING AND REFINING REQUIREMENTS OR THE EXISTING CONTRACTS ARE TERMINATED OR NOT RENEWED THE CORPORATION'S ABILITY TO GENERATE REVENUES COULD BE HARMED.

The Corporation has smelter agreements with Inco and Falconbridge which provide for the smelting and refining of the principal metals contained in the concentrates produced at Lac des Iles Mine. The existing agreements with Inco and Falconbridge end on August 31, 2005 and March 31, 2006, respectively and do not provide for automatic renewal or additional terms at the expiry of the initial term. The agreement with Inco can be terminated by either party on 12 months' notice. The agreement with Falconbridge can be terminated in certain circumstances, such as default of performance. The inability to renew one or both of these agreements under similar terms or the termination of either of the agreements could have a material adverse affect on the Corporation's financial performance and results of operations until such time as alternative smelting and refining arrangements can be made or alternative purchasers of the Corporation's concentrates can be found.

THE CORPORATION'S VULNERABILITY TO CHANGES IN METAL PRICES MAY CAUSE ITS COMMON SHARE PRICE TO BE VOLATILE AND MAY AFFECT THE SUCCESS OF THE PROJECT.

The Corporation's primary source of revenue is the sale of palladium. In fiscal 2003, sales of palladium accounted for approximately 67% of the Corporation's revenues. Historically, changes in the market price of palladium have significantly impacted the Corporation's profitability and common share price. Notwithstanding the Palladium Sales Contract, market prices will continue to significantly impact profitability and may cause wide fluctuations in the market price for the Corporation's common shares. In addition, according to the Feasibility Study the Project is most sensitive to external economic criteria related to the palladium price. At the current palladium price, the Project has a positive net present value. However, a major Project risk will arise if there is a significant weakening of the U.S. dollar combined with a prolonged period of lower palladium prices. See "Feasibility Study". Many factors beyond the Corporation's control influence the market price of palladium. These factors include:

        o       global supply and demand;
        o       availability and costs of metal substitutes;
        o       speculative activities;
        o       international political and economic conditions; and
        o production levels and costs in other platinum group metal-producing countries, particularly Russia and South Africa.

Economic and political events in Russia could result in declining market prices. If Russia disposes of substantial amounts of palladium, platinum, rhodium, ruthenium, osmium and iridium, which are referred to as platinum group metals, from stockpiles or otherwise, the increased supply could reduce the market prices of palladium and platinum and adversely affect the Corporation's profitability and common share price. Political instability in Russia and its economic problems make Russian stockpiles difficult to predict and the risk of sales from stockpiles more significant.

SINCE THE CORPORATION'S REVENUES ARE IN UNITED STATES DOLLARS AND EXPENDITURES ARE IN CANADIAN DOLLARS, THE CORPORATION IS SUBJECT TO FLUCTUATIONS IN EXCHANGE RATES BETWEEN THE UNITED STATES AND CANADIAN DOLLARS.


Currency fluctuations may affect cash flow since the Corporation's production currently is sold, and under the Palladium Sales Contract will continue to be sold, in United States dollars, whereas the Corporation's administration, operating and exploration costs are incurred in Canadian dollars. Significant long term fluctuations in relative currency values could adversely affect the Corporation's results of operations. In particular, the Corporation may be adversely affected by a significant strengthening of the Canadian dollar against the United States dollar. In addition, according to the Feasibility Study the Project is sensitive to fluctuations in the exchange rate. A major Project risk will arise if there is a significant weakening of the U.S. dollar combined with a prolonged period of lower palladium spot prices.

THE CORPORATION IS SUBJECT TO EXTENSIVE ENVIRONMENTAL LEGISLATION AND THE COSTS OF COMPLYING WITH THESE REGULATIONS MAY BE SIGNIFICANT.

Environmental legislation relating to land, air and water affects nearly all aspects of the Corporation's operations. This legislation requires the Corporation to obtain various operating licenses and also imposes standards and controls on activities relating to the exploration, development and production of palladium and associated metals. The cost of obtaining operating licenses and abiding by standards and controls on its activities may be significant. Further, if the Corporation fails to obtain or maintain such operating licenses or breaches such standards or controls imposed on its activities, it may not be able to continue its operations in its usual manner, or at all, or the Corporation may be subject to fines or other claims for remediation which may have a material adverse impact on its operations or financial results.

The Corporation will be responsible for all costs of closure and reclamation at the Lac des Iles Mine. Under applicable environmental legislation, the Corporation had to establish a trust fund to prepare for closure and reclamation. The current amended mine closure plan requires $7.8 million for clean-up and restoration of the mine site. The trust fund, maintained by the Ontario Ministry of Northern Development and Mines, is designed to collect $7.8 million through instalments of $100,000 per month. The money in the trust fund will become available to the Corporation when the mine closure is completed. At March 31, 2004, approximately $5.0 million was on deposit in the trust fund. Development of the underground mine pursuant to the Feasibility Study will require an amendment to the existing closure plan and will result in an increase in the amount of financial assurance required by the Ontario Ministry of Northern Development and Mines. The actual amount needed for the closure of the Lac des Iles Mine may be materially more than the original estimate. Recent changes in the Province of Ontario mining regulations may require the Corporation to provide a letter of credit or other financial instrument as security for the closure of the Lac des Iles Mine.

CHANGES IN ENVIRONMENTAL LEGISLATION COULD INCREASE THE COSTS OF COMPLYING WITH APPLICABLE REGULATIONS AND REDUCE LEVELS OF PRODUCTION.

Changes in environmental laws, new information on existing environmental conditions or other events may increase future compliance expenditures or otherwise have a negative effect on the Corporation's financial condition and results of operations. In addition to existing requirements, it is expected that other environmental regulations will likely be implemented in the future with the objective of further protecting human health and the environment. Some of the issues currently under review by environmental agencies include reducing or stabilizing air emissions, mine reclamation and restoration, and water quality. Other changes in environmental legislation could have a negative effect on production levels, product demand, product quality and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Corporation to predict their impact. The Corporation anticipates capital expenditures and operating expenses will increase as a result of compliance with the introduction of new and more stringent environmental regulations. Failure to comply with environmental legislation may result in the issuance of clean up orders, imposition of penalties, liability for related damages and the loss of operating permits. The Corporation cannot make assurances that it will at all future times be in compliance with all federal and provincial environmental regulations or that steps to bring the Corporation into compliance would not have a negative effect on its financial condition and results of operations.

COMPLIANCE WITH CURRENT AND FUTURE GOVERNMENT REGULATIONS MAY CAUSE THE CORPORATION TO INCUR SIGNIFICANT COSTS AND SLOW ITS GROWTH.

The Corporation's activities are subject to extensive Canadian federal and provincial laws and regulations governing matters relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports and taxes. Compliance with these and other laws and regulations could require the Corporation to make significant capital outlays which may slow its growth by diverting its financial resources. The enactment of new adverse regulations or regulatory requirements or more stringent enforcement of current regulations or regulatory requirements may increase costs, which could have a harmful effect on the Corporation. The Corporation cannot make assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these regulations and regulatory requirements could lead to substantial fines, penalties or other sanctions.

THE CORPORATION IS REQUIRED TO OBTAIN AND RENEW GOVERNMENTAL PERMITS IN ORDER TO CONDUCT MINING OPERATIONS, WHICH IS OFTEN A COSTLY AND TIME-CONSUMING PROCESS.

In the ordinary course of business, the Corporation is required to obtain and renew governmental permits for the operation and expansion of existing operations or for the commencement of new operations. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control including the interpretation of applicable requirements implemented by the permitting authority. The Corporation may not be able to obtain or renew permits that are necessary to its operations, or the cost to obtain or renew permits may exceed what the Corporation expects. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely affect the Corporation's revenues and future growth.

THE CORPORATION FACES COMPETITION WITH OTHER LARGER SUPPLIERS OF PLATINUM GROUP METALS AND FROM POTENTIAL NEW SOURCES OF PLATINUM GROUP METALS.

The Corporation competes with other suppliers of platinum group metals, some of which are significantly larger than it is and have access to greater mineral reserves and financial resources than it does. In addition, new mines may open which would increase supply of palladium and platinum. Furthermore, in certain industrialized countries an industry has developed for the recovery of platinum group metals from scrap sources, mostly from spent automobile and industrial catalysts. The Corporation may not be successful in competing with these existing and emerging platinum group metal producers.

THE DEVELOPMENT OF NEW TECHNOLOGY OR NEW ALLOYS COULD REDUCE THE DEMAND FOR PALLADIUM AND PLATINUM.

The development of a substitute alloy or synthetic material which has catalytic characteristics similar to platinum group metals would result in a decrease in demand for palladium and platinum. Furthermore the development by the automobile industry of automobiles that do not use catalytic converters could reduce the demand for palladium and platinum. Demand might also be reduced by manufacturers in such industries as automobiles, electronics and dentistry finding substitutes for palladium. The dentistry and electronics industries have already experienced advances in new technology which use base metals as a substitute for palladium in certain component parts. High prices for palladium would create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the Corporation's financial condition and results of operations.

IF THE CORPORATION LOSES KEY PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THE CORPORATION'S MINING OPERATIONS AND PROSPECTS COULD BE HARMED.

The Corporation is dependent upon the services of a small number of members of senior management including Andre J. Douchane, the President and Chief Executive Officer, and George D. Faught, the Chief Financial Officer. The Corporation's current mining operations, its successful development of the underground mine and its future prospects depends on the experience and knowledge of these individuals. The loss of one or more of these individuals could have a material adverse affect on the Corporation's mining operations.

THE MINING LEASES CONSTITUTING THE LAC DES ILES MINE EXPIRE IN 2006 AND MAY NOT BE RENEWED.

The Lac des Iles Mine consists of four mining leases issued by the Government of Ontario. The mining leases are dated August 16, 1985 and have a 21 year term, which is the term of all mining leases granted by the Government of Ontario. These leases expire on August 31, 2006 and are renewable for a further term of 21 years if the terms and conditions of the leases have been complied with. If the leases expire and are not renewed, the Corporation will not be able to continue its mining operations.

THE CORPORATION'S CREDIT FACILITIES HAVE EVENTS OF DEFAULT, SOME OF WHICH ARE BEYOND THE CORPORATION'S CONTROL.

The Corporation has borrowed funds under its credit facilities to finance its operations. The credit facilities contain certain events of default, some of which are beyond the Corporation's control, the occurrence of which could require the Corporation to pay back immediately all amounts borrowed under the credit facilities. The death of George B. Kaiser, the principal shareholder of the Kaiser-Francis Oil Company and a lender under one of the Corporation's credit facilities, constitutes such an event of default. If the Corporation is required to pay back immediately all amounts borrowed under either or both of its credit facilities, it may be necessary to obtain additional financing which may not be available on terms acceptable to the Corporation, if at all.

THE CORPORATION'S PRINCIPAL SHAREHOLDER HAS THE ABILITY TO DIRECT THE CORPORATION'S AFFAIRS AND BUSINESS AND, BECAUSE IT OWNS APPROXIMATELY 51% OF THE COMMON SHARES, THIRD PARTIES MAY BE DETERRED FROM ACQUIRING THE CORPORATION.

To the best of the Corporation's knowledge, Kaiser-Francis Oil Company, a privately-held oil and gas company based in Tulsa, Oklahoma, owns common shares, representing approximately 51% of the total number of common shares outstanding as of March 31, 2004. Kaiser-Francis Oil Company therefore has the ability to direct the affairs and business of the Corporation. This concentration of ownership may have the effect of delaying or preventing a change in control of the Corporation, which may deprive the Corporation's shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Corporation.

THE CORPORATION'S HEDGING ACTIVITIES OR ITS DECISION NOT TO HEDGE COULD EXPOSE IT TO LOSSES.

From time to time, the Corporation engages in hedging activities in connection with the metals it produces, such as forward sales contracts and commodity put and call option contracts, to partially offset the risk of declines in metal prices on its operating results. While these hedging activities may protect the Corporation against low metal prices, they may also limit the price it can receive on hedged products. As a result, the Corporation may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, the Corporation may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

                                    AUDITORS

The Corporation's auditors are Ernst & Young LLP, Chartered Accountants, Ernst & Young Tower, 222 Bay Street, Toronto-Dominion Centre, Toronto, Ontario M5K 1T7.

                                     EXPERTS

The technical and resource and reserve information relating to the Project has been included in this Prospectus in reliance on the Feasibility Study prepared by RPA. As of the date hereof, RPA does not beneficially own, directly or indirectly, any of the outstanding common shares of the Corporation.

                                  LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon for the Corporation by Gowling Lafleur Henderson LLP, Toronto, Ontario with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario with respect to matters of U.S. law. As of the date hereof, the partners and associates of Gowling Lafleur Henderson LLP own, directly or indirectly, in the aggregate, less than 1% of the Corporation's outstanding common shares.

                              AVAILABLE INFORMATION

The Corporation has filed with the SEC a registration statement on Form F-10 with respect to the Securities. This Prospectus does not contain all the information set forth in the registration statement. For further information about the Corporation and the Securities, please refer to the registration statement.

The Corporation is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith it files reports and other information with the SEC and with the securities regulators in each of the provinces of Canada. Under the MJDS, the Corporation generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read and copy any document the Corporation files with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Investors may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files electronically with it, including the registration statement it has filed with respect to this offering.

Investors are invited to read and copy any reports, statements or other information that the Corporation files with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym "SEDAR". Reports and other information about the Corporation are also available for inspection at the offices of the TSX.

              DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (1) the documents listed under "Documents Incorporated by Reference"; (2) the consent provided by Ernst & Young LLP in the form required by the SEC; (3) the consent of RPA; and (4) the powers of attorney from the directors and officers of the Corporation and its authorized representative.

                                     PART II
                         INFORMATION NOT REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION.

        Section 124 of the Canada Business Corporation Act, as amended ("CBCA"), provides as follows:

        1. INDEMNIFICATION. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

        2. ADVANCE OF COSTS. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

        3. LIMITATION. A corporation may not indemnify an individual under subsection (1) unless the individual:

                (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

        4. INDEMNIFICATION IN DERIVATIVE ACTIONS. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

        5. RIGHT TO INDEMNITY. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

                (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                (b)     fulfils the conditions set out in subsection (3).

        6. INSURANCE. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

                (a) in the individual's capacity as a director or officer of the corporation; or

                (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

        7. APPLICATION TO COURT. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

        8. NOTICE TO DIRECTOR. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

        9. OTHER NOTICE. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

        Subject to the limitations contained in the CBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding in which such individual is involved because of that association with the Registrant or other such entity if (i) he or she acted honestly and in good faith and with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful.

        The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions and no claims have been made thereunder to date.

        Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


EXHIBITS.

The following exhibits have been filed as part of the Registration Statement:

EXHIBIT
NUMBER       DESCRIPTION
------       -----------

  4.1        Renewal Annual Information Form of the Registrant dated May 20, 2003.(1)
  4.2        Management Proxy Circular of the Registrant dated April 9, 2003, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on May 28, 2003, excluding the sections entitled "Report on
             Executive Compensation", "Composition of the Compensation Committee", "Performance Graph" and "Corporate
             Governance."(2)
  4.3        Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2003, together with the report of the auditors thereon.(3)
  4.4        Management's Discussion and Analysis of Financial Results for the fiscal year ended December 31, 2003. (3)
  4.5        Audited comparative consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2003, together with the report of the auditors thereon, which have been reconciled to U.S. GAAP in accordance with Item 18 of Form 20-F.(3)
  4.6        Material change report dated March 18, 2004 regarding the Registrant's financial results for the fiscal year ended
             December 31, 2003.(4)
  4.7        Material change report dated April 2, 2004 regarding the Registrant's decision to proceed with an underground mining project.(5)
  4.8        Material change report dated April 19, 2004 regarding the Registrant's operating results for the first quarter ended
             March 31, 2004.(6)
  5.1        Consent of Roscoe Postle Associates Inc.
  5.2        Consent of Ernst & Young LLP.
  6.1+       Powers of Attorney.

_______________
+     Previously filed.
(1)   Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Commission on May 22, 2003.
(2)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 6, 2004.
(3)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 7, 2004.
(4)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 18, 2004.
(5)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 2, 2004.
(6)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 21, 2004.

                                                             II-3

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

        Concurrently with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.




                                     III-1

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on April 21, 2004.



                                         NORTH AMERICAN PALLADIUM LTD.



                                         By: /s/ George D. Faught
                                             --------------------------------
                                             George D. Faught
                                             Chief Financial Officer






                                     III-2

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on April 21, 2004.


         SIGNATURE                               TITLE
         ---------                               -----
             *
-----------------------------------
Andre J. Douchane                               President, Chief Executive Officer and Director
                                                (Principal Executive Officer)


/s/ George D. Faught
-----------------------------------
George D. Faught                                Chief Financial Officer
                                                (Principal Financial Officer and Principal Accounting
                                                Officer)

             *
-----------------------------------
Michael P. Amsden                               Chairman of the Board of Directors


             *
-----------------------------------
Steven R. Berlin                                Director


             *
-----------------------------------
Louis J. Fox                                    Director


             *
-----------------------------------
A.M. (Sandy) Laird                              Director


             *
-----------------------------------
Richard H. Sutcliffe                            Director


             *
-----------------------------------
Greg J. Van Staveren                            Director




* By: /s/ George D. Faught
      ----------------------------------
      George D. Faught, Attorney-in-fact


                                     III-3

                            AUTHORIZED REPRESENTATIVE


        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of North American Palladium Ltd. in the United States, in the City of Tulsa, Oklahoma, United States on April 21, 2004.



                                         Steven R. Berlin
                                         (Authorized Representative)



                                         /s/ Steven R. Berlin
                                         ---------------------------------------
                                         Name:  Steven R. Berlin








                                     III-4


                                                         EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION
------       -----------

  4.1        Renewal Annual Information Form of the Registrant dated May 20, 2003.(1)
  4.2        Management Proxy Circular of the Registrant dated April 9, 2003, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on May 28, 2003, excluding the sections entitled "Report on
             Executive Compensation", "Composition of the Compensation Committee", "Performance Graph" and "Corporate
             Governance."(2)
  4.3        Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2003, together with the report of the auditors thereon.(3)
  4.4        Management's Discussion and Analysis of Financial Results for the fiscal year ended December 31, 2003. (3)
  4.5        Audited comparative consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2003, together with the report of the auditors thereon, which have been reconciled to U.S. GAAP in accordance with Item 18 of Form 20-F.(3)
  4.6        Material change report dated March 18, 2004 regarding the Registrant's financial results for the fiscal year ended
             December 31, 2003.(4)
  4.7        Material change report dated April 2, 2004 regarding the Registrant's decision to proceed with an underground mining project.(5)
  4.8        Material change report dated April 19, 2004 regarding the Registrant's operating results for the first quarter ended
             March 31, 2004.(6)
  5.1        Consent of Roscoe Postle Associates Inc.
  5.2        Consent of Ernst & Young LLP.
  6.1+       Powers of Attorney.

_______________
+     Previously filed.
(1)   Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, filed with the Commission on May 22, 2003.
(2)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 6, 2004.
(3)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 7, 2004.
(4)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 18, 2004.
(5)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 2, 2004.
(6)   Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 21, 2004.

                                                             III-5